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 --------------       U.S. SECURITIES AND EXCHANGE COMMISSION   ---------------
                             WASHINGTON, D.C. 20549             SEC FILE NUMBER
  FORM 12B-25
                          NOTIFICATION OF LATE FILING                1-10196
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                                  (CHECK ONE)                   ---------------
                                                                 CUSIP NUMBER
/X/ Form 10-K   / / Form 11-K   / / Form 20-F   / / Form 10-Q     25434F109
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                                                            -------------------
                        For Period Ended: June 30, 1997        OMB Approval
                                          --------------       Omb 3235-0058
                                                            Expires 31 Oct 1988
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                           --------------------

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   PART I - REGISTRANT INFORMATION
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Full Name of Registrant            Dimensional Visions Group, Ltd.

Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

                          8855 N. Black Canyon Highway
                                    Suite 200

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City, State and Zip Code

                               Phoenix, AZ 86021

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   PART II - RULES 12B-25 (b) AND (C)
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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     |
     |   (b) The subject annual report/portion thereof will be filed on or
/X/  |       before the fifteenth calendar day following  the prescribed due
     |       date; or the subject quarterly report/portion thereof will be
     |       filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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   PART III - NARRATIVE
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         State below in reasonable detail the reasons why the Form 10-K, 11-K,
         20-F or 10-Q, or portion thereof, could not be filed within the prescribed time period.

         The Company moved its corporate offices in July 1996 and is in the process of converting its data from one computer system to another. As a result of the review of the Form 10-KSB by directors, independent accountants and legal counsel, the Company will be unable to file its Form 10-KSB by September 30, 1996.


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   PART IV - OTHER INFORMATION
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    (1) Name and telephone number of person to contact in regard to this notification

           George S. Smith                602                 997-1990
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                (NAME)                 (AREA CODE)        (TELEPHONE NUMBER)

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    (2)  Have all other periodic reports required (under Section 13 or 15(d)
         of the Securities Exchange Act of 1934) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                    /X/ Yes           / / No

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    (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                    / / Yes           /X/ No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


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                         Dimensional Visions Group, Ltd.
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                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

    has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

    DATE   September 26, 1996                BY    George S. Smith
        -----------------------                 --------------------------------
                                                   Chief Executive Officer

    INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).

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                              GENERAL INSTRUCTIONS

    1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

    2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with
        Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commission files.

    3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

    4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amended notification.